Wednesday March 25, 2009

Contact:
Ply Gem Industries Shawn K. Poe Vice President, Chief Financial Officer (919) 677-4019

Ply Gem Announces Goodwill Impairment Charge taken in its Fourth Quarter 2008.

Cary, NC, March 25, 2009 – Ply Gem Industries, Inc. today announced that it completed its annual goodwill impairment test during its Fourth Quarter of 2008 as required by generally accepted accounting principles.  As a result of depressed market conditions in the residential new construction and remodeling markets, the Company will write down a portion of its goodwill.

Ply Gem’s audit committee concluded that a charge to goodwill was required. The non-cash goodwill impairment charge is estimated to be $250.0 million and will be recorded in the Company’s fourth quarter financial results in addition to the $200.0 million non-cash goodwill impairment charge recorded in the Company’s third quarter financial results.  The goodwill impairment charge is an adjustment that does not affect Ply Gem’s cash position, cash flow from operating activities, revolver availability or liquidity position and does not have any affect on current or future operations of the Company.

Shawn K. Poe, Vice President and Chief Financial Officer of Ply Gem, said, "The goodwill impairment charges that we took in our third and fourth quarters are the direct result of the depressed market conditions in the residential new construction and remodeling markets that exist today and that are expected to persist through 2009. Although the depressed market conditions have negatively impacted our recent financial results, Ply Gem has been able to partially offset the impact through market share gains and expense reduction measures that management has taken in response to what is expected to be a prolonged downturn in the housing market.  We believe Ply Gem has the financial structure in place that provides us significant liquidity to manage our business through this current cycle and emerge as one of the true winners in the building products industry.”

A complete description of Ply Gem’s goodwill impairment testing as of December 31, 2008 and the related charges will be included in Ply Gem’s Form 10-K to be filed with the Securities and Exchange Commission on or before March 31, 2009.

About Ply Gem

Ply Gem, headquartered in Cary, N.C., is committed to helping North America’s homebuilders, remodelers, architects, distributors, dealers and retailers do more than build homes. Ply Gem wants to help them build their business. The Company offers an unmatched solution to exterior building product needs with a portfolio that includes leading window, door, siding and accessories, stone veneer, fence and rail brands so there is something for every project. Ply Gem siding brands include Mastic® Home Exteriors, Variform®, NAPCO®, United Stone Veneer, Kroy®, Cellwood®, Georgia Pacific, DuraBuilt®, Richwood®, Leaf Relief® and Monticello® Columns. Ply Gem Windows manufactures and markets vinyl, vinyl-clad, wood-clad, aluminum-clad, and aluminum window and patio door brands including Ply Gem® Windows, CWD® Windows and Doors and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Ply Gem employs more than 4,700 people across North America. Visit www.plygem.com for more information.

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